                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                                  Schedule TO
                                Amendment No. 1

                                 (RULE 14D-100)

          TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934.

                                Interwoven, Inc.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))

         Options to Purchase Common Stock, par value $0.001 Per Share,
                         (Title of Class of Securities)

                                  46114T 10 2
                     (CUSIP Number of Class of Securities)

                                 David M. Allen
          Senior Vice President, Chief Financial Officer and Secretary
                                Interwoven, Inc.
                             1195 W. Fremont Avenue
                          Sunnyvale, California 94087
                                 (408) 774-2000
         (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                   Copies to:
                              Horace L. Nash, Esq.
                           Nicholas S. Khadder, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                              Palo Alto, CA  94306
                                 (650) 494-0600

                           CALCULATION OF FILING FEE

-----------------------------------------------------------------------------------------------------------------
                Transaction Valuation*              /                      Amount of Filing Fee**
------------------------------------------------------------------------------------------------------------------
                     $303,935,104                   /                           $60,788
------------------------------------------------------------------------------------------------------------------

 * Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 31,759,154 shares of common stock of Interwoven, Inc. will be exchanged pursuant to this offer. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the securities proposed to be acquired. The value of the securities proposed to be acquired was calculated to be $9.57 based on the Black-Scholes option pricing model.

 ** Previously Paid

 [  ]  Check the box if any part of the fee is offset as provided by Rule 0-
       11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: ______________________________________________________

Form or Registration No.: ____________________________________________________

Filing Party: ________________________________________________________________

Date Filed: __________________________________________________________________

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]  third-party tender offer subject to Rule 14d-1.
[X]  issuer tender offer subject to Rule 13e-4.
[ ]  going-private transaction subject to Rule 13e-3.
[ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]


     This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed by Interwoven, Inc. ("Interwoven") with the Securities and Exchange Commission on April 20, 2001 (the "Schedule TO") relating to an offer by Interwoven to exchange all Interwoven employee stock options that are currently outstanding for new options that will be granted under the Interwoven 1999 Equity Incentive Plan and 2000 Stock Incentive Plan upon the terms and subject to the conditions described in the Option Exchange Memorandum filed as Exhibit (a)(10) hereto and the Summary of Terms and Cover Letter to Employees (previously filed as Exhibits (a)(2) and (a)(3) to the Schedule TO) accompanying the Option Exchange Memorandum. The Company hereby amends and supplements the Schedule TO to add certain summary financial information to Item 9 of the Offer to Exchange.

                                   SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

Dated:  May 9, 2001
                                    INTERWOVEN, INC.


                                    /s/ David M. Allen
                                    -------------------------------
                                    David M. Allen
                                    Senior Vice President, Chief Financial
                                    Officer and Secretary

                               INDEX TO EXHIBITS

 Exhibit No.  Description
 -----------  -----------

     (a)  (1)  Option Exchange Memorandum dated April 20, 2001.*

          (2)  Summary of Terms.*

          (3)  Cover Letter to Employees.*

          (4)  Election Form.*

          (5)  Change of Election Form.*

          (6) Discussion of Tender Offer Available on Interwoven Web site.*

          (7) Interwoven Press Releases Dated April 17, 2001.*

          (8) Interwoven, Inc. Annual Report on Form 10-K, as amended, for its fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001 and incorporated herein by reference.

          (9) Amended Option Exchange Memorandum.

          (10) Cover Letter to Employees Transmitting Amended Option Exchange Memorandum.

     (d)  (1) 1996 Stock Option Plan and related agreements filed as Exhibit
              10.02 to Interwoven's registration statement on Form S-1 filed with the Securities and Exchange Commission on July 27, 1999 (the "July S-1") and incorporated herein by reference.

          (2) 1998 Stock Option Plan and related agreements filed as Exhibit
              10.03 to the July S-1 and incorporated herein by reference.

          (3) 1999 Equity Incentive Plan filed as Exhibit 4.01 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission on January 24, 2001 and incorporated herein by reference.

          (4) Forms of Option Agreements and Stock Option Exercise Agreements related to the 1999 Equity Incentive Plan filed as Exhibit 10.04 to Interwoven's registration statement on Form S-1/A filed with the Securities and Exchange Commission on September 3, 1999 and incorporated herein by reference.

          (5) 1999 Employee Stock Purchase Plan filed as Exhibit 4.03 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission on January 24, 2001 and incorporated herein by reference.

          (6) Forms of Enrollment Form, Subscription Agreement, Notice of Withdrawal and Notice of Suspension related to the 1999 Employee Stock Purchase Plan filed as Exhibit 10.05 to the July S-1 and incorporated herein by reference.

          (7) 2000 Stock Incentive Plan filed as Exhibit 4.01 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission on September 26, 2000 and incorporated herein by reference.

          (8) Forms of Stock Option Agreement and Stock Option Exercise Agreement related to the 2000 Stock Incentive Plan filed as
              Exhibit 4.03 to Interwoven's registration statement on Form S-8 filed with the Securities and Exchange Commission June 22, 2000 and incorporated herein by reference.

          (9) Form of Option Agreement and Option Exercise Agreement for New Options to be issued under the 2000 Stock Incentive Plan.*

          (10)Forms of Option Agreements and Option Exercise Agreements for New Options to be issued under the 1999 Equity Incentive Plan.*

          (11)Agreement and Plan of Merger by and among Interwoven, Inc., Neonyoyo, Inc. and Agnes Pak, dated July 10, 2000 filed as Exhibit
              2.01 to Interwoven's current report on Form 8-K filed with the Securities and Exchange Commission on August 2, 2000 and incorporated herein by reference.

          (12)Agreement and Plan of Merger dated October 19, 2000 among Interwoven, Inc. AJ Acquisition Corp. and Ajuba Solutions, Inc. filed as Exhibit 2.01 to Interwoven's current report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2000 and incorporated herein by reference.

          (13)Agreement and Plan of Merger dated October 20, 2000 among Interwoven, Inc., Melon Acquisition Corporation and Metacode Technologies, Inc. filed as Exhibit 2.02 to Interwoven's current report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2000 and incorporated herein by reference.

          (14)Third Amended and Restated Investors'Rights Agreement, dated June 10, 1999 filed as Exhibit 4.02 to the July S-1 and incorporated herein by reference.

          (15)Form of Consent concerning the Third Amended and Restated Investors' Rights Agreement dated June 10, 1999 filed as Exhibit
              4.03 to the July S-1 and incorporated herein by reference.

          (16)Form of Amendment to Third Amended and Restated Investor's Rights Agreement, dated June 10, 1999 filed as Exhibit 4.04 to Interwoven's registration statement on Form S-1 filed with the Securities and Exchange Commission on December 17, 1999 and incorporated herein by reference.

* Previously Filed